EXHIBIT 99.03

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
AB - Q2 2012 AllianceBernstein Holding L.P. Earnings Conference Call

EVENT DATE/TIME: AUGUST 02, 2012 / 12:00PM  GMT

OVERVIEW:
AB reported 2Q12 adjusted net revenues of $546m, adjusted operating income of $88m and adjusted earnings per unit of $0.24.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

AUGUST 02, 2012 / 12:00PM  GMT, AB - Q2 2012 AllianceBernstein Holding L.P. Earnings Conference Call

CORPORATE PARTICIPANTS
 Andrea Prochniak AllianceBernstein Holding L.P. - Director, IR
 Peter Kraus AllianceBernstein Holding L.P. - Chairman, CEO
 John Weisenseel AllianceBernstein Holding L.P. - CFO
 Jim Gingrich AllianceBernstein Holding L.P. - COO

CONFERENCE CALL PARTICIPANTS
 Michael Kim Sandler O'Neill & Partners - Analyst
 Cynthia Mayer BofA Merrill Lynch - Analyst
 Matt Kelley Morgan Stanley - Analyst
 Steve Fullerton Citigroup - Analyst
 Marc Irizarry Goldman Sachs - Analyst

PRESENTATION

Operator

Thank you for standing by. Welcome to the AllianceBernstein second quarter 2012 earnings review. At this time, all participants are in a listen-only mode. After the remarks, there will be a question-and-answer session, and I will give you instructions on how to ask questions at that time. As a reminder, this conference is being recorded and will be replayed for one week.

I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Ms. Andrea Prochniak. Please go ahead.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director, IR

Thank you, Tracy.

Good morning, everyone, and welcome to our second quarter 2012 earnings review. As a reminder, this conference call is being webcast and accompanied by a slide presentation that can be found in the Investor Relations section of our website. Our Chairman and CEO, Peter Kraus, and our new CFO, John Weisenseel, will present our financial results today. Our Chief Operating Officer, Jim Gingrich is with us, as well, and will participate in the question-and-answer portion of this call.

Now, I would like to point out the cautions regarding forward-looking statements on slide 2 of our presentation. Some of the information we present today is forward-looking and subject to certain SEC rules and regulations regarding disclosure. You can also find our cautions regarding forward-looking statements in the MD&A of our 2011 Form 10-K and in 2012 form 10-Q filings. We filed our second quarter 2012 10-Q this morning.

I would also like to remind you that under regulation FD, Management may only address questions of a material nature from the investment community in the public forum. So please ask all such questions during this call.

Now, I will turn the call to Peter.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman, CEO

 Thanks, Andrea.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

AUGUST 02, 2012 / 12:00PM  GMT, AB - Q2 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Thank all of you for joining us for our second quarter earnings call. As Andrea noted, I am joined today with our new CFO, John Weisenseel, to review the results with you, and of course, Jim Gingrich, our COO is here, as well, who will join us in addressing any questions you may have at the end.

Let's start today with slide 3. Strong sales momentum continued in the second quarter, gross sales of $18 billion, up slightly from the first quarter and up 34% year-on-year. As gross redemptions were down, as well, net outflows were about $3 billion, our best flow quarter since the first quarter of 2008.

However, after a very strong first quarter, markets were tough and they worked against us in the second. Hit by macroeconomic concerns, nearly every major global equity market fell sharply and our investment performance suffered. Investment performance drove $9 billion of the quarter's $12 billion AUM decline with three quarters of performance-driven decline coming from [non-US] (corrected by company after the call) value and growth. As a result, we finished the second quarter with AUM of $407 billion, down 3% sequentially. Average AUM was down a little over 1% at $411 billion.

On slide 4, we give you a little more detail on our flows by channel. Once again, Retail was a stand-out in the quarter; gross sales nearly $12 billion, gross redemptions were $2.2 billion lower, down 21% sequentially. Net flows of $3.5 billion were not only positive for a second consecutive quarter, they were $1.2 billion higher than the first quarter. In Institutions, gross redemptions were down $7.4 billion sequentially. Of that decline, $5.2 billion is due to the absence of AXA-related outflows that we saw in the prior quarter.

Gross sales were up 50% both sequentially and year-on-year, and net outflows of $3.7 billion were about $9 billion lower than the first quarter. It's also worth noting that Vanguard recently terminated our value equity services. This will reduce our July AUM, but the financial effect will be immaterial. In Private Client at $2.6 billion, we saw a sequential pickup in net [outflows] (corrected by company after the call). Gross sales were down, particularly in June, in the wake of very weak equity markets in April and May. Redemptions were also higher, due in part to the spike we see each April associated with tax seasons.

Let's spend some time drilling down to the specific channels, beginning with institutions on slide 5. Clearly, strong year-to-date sales growth, coupled with lower redemptions has helped our net outflows in 2012. They are down about 40% versus the first half of 2011. We also added nearly $5 billion to our pipeline during the quarter to finish at $11.3 billion; that is the highest it has been in the time that I have been here.

Most, but not all of that growth has been driven by strength in fixed income. As you can see from the pie at the bottom left, the fixed income accounts for about two-thirds of our pipeline. The list at the bottom right gives you a sense of diversity of our new fixed income additions, including Global, Regional, Emerging Market, US Debt, Levered Loans and Short Duration High Yield.

In fact, we are seeing increased RFP activity across both fixed income and equities. RFP activity is up 40% on an annualized basis year-to-date. Beyond fixed income, the greatest demand is for Emerging Markets and Multi-asset Services, US Small and SMID Cap and Select Equity.

Things, indeed, feel different here than they did even six months ago. We are getting more at bats than we have had in a long time. Clients want to talk to us about the services we offer that meet their needs and are performing well. Obviously, performance is key.

Slide 6 demonstrates how we continue to excel on fixed income. Our largest fixed income strategies are outperforming across most, if not all, time periods. For the three-year period, 85% of our fixed income assets are in services that are outperforming their benchmarks. In equities, things changed dramatically from the first to the second quarter.

Slides 7 and 8 illustrate the impact of this shift on our investment performance. Slide 7 shows how our traditional growth and value strategies significantly outperformed in the first quarter's risk-on environment. Yet when global macroeconomic concerns surged, market volatility spiked, and investors once again retreated from riskier assets in the second quarter.

The impact on equity performance was immediate. As you can see on slide 8, stability equities, services designed to better-weather volatile markets, once again outperformed, and traditional growth and value equities relinquished their first-quarter gains. We were not alone. Industry-wide performance data showed that 70% to 80% of active managers under-performed benchmarks in the second quarter with value managers, that number is even higher. It makes it tough for many clients to stick with our brand of deep value investing through such volatile times. We are always sorry to lose clients, and recognize that we have under-performed, but we still believe these core services are delivering the investment discipline that our value clients seek when they hire us.

Turning to Retail, which is highlighted on slide 9, momentum here is clear. Gross sales stayed strong in the second quarter. Redemptions were the lowest since the first quarter of 2010. First half net inflows of $5.8 billion represent an improvement of nearly $9 billion over the same period last year. Every region is up double digits year-to-date with fixed income sales the primary driver. Both new and long-standing products are selling well.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

AUGUST 02, 2012 / 12:00PM  GMT, AB - Q2 2012 AllianceBernstein Holding L.P. Earnings Conference Call

American Income is our top seller year-to-date, up triple digits from the same period last year. New product sales of $3.4 billion so far in 2012 have nearly tripled from the first half of 2011, and have doubled as a share of total sales to 14%. We also surpassed the $1 billion mark in High Income Muni and our Inflation Suite of products. Clients everywhere are responding to our strong fixed income performance and innovative offerings. So, a great showing for Retail.

We are just as focused on innovating in Private Client; now, I'm on slide 10. The past few years, we have been making enhancements to client portfolios to address their evolving needs. Chief among them greater risk management and less volatility. Today our Bernstein Fully Diversified Investment Solution looks very different than it used to, with components that diversify alpha sources, moderate beta exposures, provide some protection against inflation risk, and attempt to cushion the portfolio from extreme volatility. During such tumultuous times, clients want to know we are doing all we can to actively manage the risk inherent in their portfolios and preserve returns.

We think we have delivered for them with DAA. The chart at the top right shows that DAA has done what we intended it to do since we introduced it in 2010. Reducing portfolio volatility by anywhere from 7.8% to 11.7% on an annualized basis through this June, with little or no impact on returns.

Now, we are focused on producing more stable returns with Strategic Equities, an integrated portfolio designed to harness our highest conviction ideas across equity strategies and to source diverse alpha streams. We've completed the rollout of this strategy to qualified clients and the response so far has been quite positive. The diversified slice of the pie at the bottom left includes stability equities like low-vol and select US equities. Again, strategies have outperformed in a risk-off environment.

By adding Small and SMID Cap stocks to the portfolio, we are diversifying by market cap, as well. As important, we are maintaining our high conviction. The chart at the bottom right shows how the top 10 holdings in strategic equities make up 21% of the portfolio, but the same 10 holdings are just 8% of the benchmark. We believe this approach can capture more investment insights across a broader universe, and therefore, deliver more reliable performance in diverse market environments.

Let me wrap up our business highlights with Bernstein Research Services, which is pictured on slide 11. Sell side revenues were down slightly, both sequentially and year-over-year in the second quarter. Our revenues have held up quite well considering the steep trading declines across global exchanges shown in the top right chart.

We are outperforming because SCB is unique on the sell-side in two ways. One, we are investing to grow our global franchise, and two, our research just keeps getting better. Two new European surveys out this summer show we have either held our high rankings or improved them across several key research quality and client service measures.

Looking at the table at the bottom right, you can see we are positioning ourselves to gain more share going forward and cultivating new industry leaders. Impeccable research on a global scale is so much a part of who we are. SCB is constant proof of that.

Finally, each quarter, I update you on the progress we are making and executing the firm's long-term growth strategy. Slide 12 recaps what is new in the second quarter. Starting with investment performance, our Global Fixed Income team won Manager of the Year in yet another European survey, one of our 40-plus awards so far this year in Europe alone.

In equities, Japan's strategic value won a 2012 Mercer Performance Award, its third in the past six months -- six years. We are diversifying by gathering net new assets in areas like alternatives, asset allocation and stability equities. We continue to innovate and in defined contribution, we recently introduced the first-ever multi-insure backed lifetime income strategy for UTC as a default in their DC plan.

In alternatives, we launched a new tail hedge fund during the quarter, another risk-focused offering designed to meet client needs. Last but not least, we continue to make headway in costs, particularly real estate. John will tell you about the next stage of our global real estate consolidation plan, which ultimately, will save us tens of millions in occupancy costs. It's a critical part of improving our results overtime in any market environment. There is no question the environment worsened in the second quarter, and it is anyone's guess what the second half will bring. But I do know that we are still seeing strong momentum in many areas.

We remain as committed as ever to our core equities franchise, and we will continue to invest in this important area to our firm. Yet in many respects, we are a different firm today from 2008, or even 2010. With strong diversification across equity services, proven success in fixed income, a growing alternatives platform and expanding footprint in sell side research and a significantly reduced expense base. So we are better equipped today to weather changing market environments, as well.

Now I am going to hand it over to John for a detailed review of our financials.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

AUGUST 02, 2012 / 12:00PM  GMT, AB - Q2 2012 AllianceBernstein Holding L.P. Earnings Conference Call

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Thank you, Peter, it's good to be here.

You may have noticed that we have changed our presentation format this quarter. While we are required to report GAAP results, we believe using adjusted operating metrics removes distortions caused by deferred compensation Mark-to-Market adjustments, pass through revenue and expenses, real estate consolidation charges and other one-time items. So, beginning with this earnings presentation, I will start with the quarter's reconciliation from GAAP to adjusted results, and then focus solely on adjusted results for the rest of my remarks. Our standard GAAP reporting is included in the Appendix of this presentation, our press release and our 10-Q.

Let's start with the adjusted financials on slide 14. Both adjusted revenues and expenses declined sequentially and versus the prior year period. For the second quarter, our adjusted operating margin was 16.1% compared to 18% in the first quarter and 19.7% in last year's second quarter. Adjusted earnings per unit were $0.24 in the second quarter, versus $0.29 in the first quarter and $0.35 in the second quarter of last year.

Now, I will review our current GAAP to adjusted operating metrics reconciliation on slide 15. We have added this slide to provide further transparency as to the adjustments we make to our GAAP revenues and expenses, and the net impact on operating income. Slide 37 in the Appendix is a more detailed version of this table. To review these modifications, the largest adjustment is for Distribution-Related Payments, which are netted against GAAP distribution revenues. Pass Through Expenses primarily related to the transfer agency are reimbursed and recorded as fees in GAAP revenues. There is no net impact on operating income.

The Deferred Compensation Mark-to-Market net impact is excluded from net revenues and compensation expense. Since we took an acceleration charge in the fourth quarter of last year, the impact of this expense is down significantly. We exclude all the gains and losses related to the 90% non-controlling interest in the Venture Capital Fund from net revenues. Finally, we adjust for real estate write-offs included in GAAP expenses.

In the second quarter, our $6.8 million real estate charge had the greatest impact to adjusted operating income. I will discuss this in more detail shortly. Now, I will review our adjusted earnings beginning with the adjusted income statement on slide 16. Adjusted net revenues of $546 million for the second quarter declined 3% sequentially and 14% versus the prior year quarter. Adjusted operating expenses of $458 million declined 1% sequentially and 10% versus the prior year quarter. Adjusted operating income for the second quarter was $88 million versus $101 million in the first quarter and $126 million in the second quarter of the prior year. Adjusted earnings per unit for the current quarter are $0.24, and we will distribute $0.21 per unit.

Slide 17 provides more detail on our quarterly adjusted revenues. Base fees for the second quarter were essentially flat sequentially and down 17% from last year's second quarter. This is in-line with the decrease in the average AUM and the continued shift from equities to lower fee investment strategies. Equities represented 27% of total AUM at the end of the second quarter, versus 30% last quarter and 40% one year ago. Bernstein Research revenues declined versus both prior periods as a result of lower trading volumes.

We had investment losses of $2 million in the second quarter, versus gains of $8 million in the first quarter and losses of $6 million in the second quarter of last year. This includes seed investments, our 10% interest in Venture Capital Fund and our Broker-Dealer Investments. Sequentially, the decline is due to current quarter losses in our seed capital investments versus gains in the prior quarter when markets were much stronger. Losses were lower across all investments versus last year's second quarter.

We continue to develop new products and ended the second quarter with $481 million in seed capital investments, down $55 million in the quarter as a result of returning some seed investments. Overall, net revenues were down 3% sequentially and 14% versus the prior year quarter.

Now, let's review our adjusted expenses on slide 18. Total Compensation and Benefits declined 3% versus the first quarter and 14% compared to the second quarter of the prior year, due to lower severance, head count and adjusted net revenues. We ended the second quarter with 3,385 employees, down 10% year-to-date.

As you know, we accrue total compensation excluding other employment costs, such as recruitment and training, as a percentage of adjusted net revenues. Within comp expense, severance costs were lower in the second quarter than the first, when we had greater headcount reductions and our compensation mix shifted to a higher percentage of incentive compensation. We continue to manage our full year comp ratio to stay within 50% of adjusted revenues.

Now, looking at our non-compensation expenses, Promotion and Serving costs were up 5% sequentially, primarily due to higher advertising costs as we rolled out our Global Fixed Income campaign. They were down 12% year-over-year due to lower T&E and Trade Execution fees, partially offset by higher advertising expenses. Last quarter, G&A expenses benefited from the receipt of $6.5 million class action fund distribution, which drove the 3% sequential increase.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

AUGUST 02, 2012 / 12:00PM  GMT, AB - Q2 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Excluding this first quarter benefit, G&A expenses would have declined nearly 2% sequentially. G&A expenses declined from the prior year period due to lower rent and technology expenses partially offset by higher professional and portfolio services fees. Overall, total adjusted operating expenses were down 1% from first quarter, and down 10% compared to the second quarter of the prior year.

Now let's move on to slide 19, Adjusted Operating Results. Adjusted operating income for the quarter was $88 million, down 13% sequentially and 30% versus the prior year period. Adjusted operating margin was 16.1%, down from both prior periods as the decline in revenues out-paced our Expense savings. Adjusted earnings per unit were $0.24 for the quarter, versus $0.29 in the first quarter and $0.35 in the second quarter of last year.

So far, I have focused my remarks on adjusted results; however, the largest driver of the difference between our GAAP and adjusted results this quarter was the $6.8 million real estate consolidation charge we recorded. This is the latest in a series of charges we have taken since we began rationalizing our real estate footprint in 2010. Let me take you through a history of these charges and our plans from here, starting with slide 20.

In 2010, we identified 380,000 square feet of office space in the New York metro area to vacate and market for subleasing. That year, in the first and third quarters, we took a total of $102 million in non-cash charges. Since then, we have taken a number of steps that have resulted in further charges, including:
-
Consolidating our London office locations from two to one in 2011. We plan to consolidate further within the remaining location in the second half of this year, freeing up additional space for sublease.

-	Vacating our New York City Data Center in the first quarter of this year, and beginning the process of marketing that space for sublease.
-
And recording the $6.8 million non-cash real estate charge in the second quarter I've mentioned, which was the result of a change in earlier estimates related to our 2010 charges for New York Metro office space still to be sublet.

To summarize everything we have done to date,:
-	so far, we have successfully sublet more than 75% of the total square footage associated with our 2010 charges.
-	And we have reported nearly $125 million in non-cash charges, which we expect to generate $29 million of estimated annual savings.

Slide 21 outlines what we have planned next. We recently completed a comprehensive global office space review and now have a plan to restack office space within several of our existing office locations and consolidate staff on fewer floors. This new plan will free up floors to market for sublease beginning in the third quarter, and result in initial real estate charges, and ultimately, expense savings in subsequent periods.

Based on our current assumptions, we project total non-cash real estate charges of $225 million to $250 million to implement our entire office space consolidation plan. These charges are in addition to the prior real estate charges, which were recorded that I've just reviewed. The future charges will have no impact on our future quarterly distributions. These actions will primarily address excess space in our New York Metro, regional US and London office locations with our New York City corporate headquarters accounting for the majority of the charge. Our goal is to further reduce our footprint by approximately 490,000 square feet.

As for timing, we expect to record the majority of the total estimated charges during the second half of 2012 with the remainder coming in the first half of 2013. The actual timing will depend upon when we vacate specific floors and market them for sublease. We currently estimate annual expense savings of approximately $38 million to $43 million once all of the vacated office space has been successfully subleased.

Our estimates for both the real estate charges and the corresponding annual expense savings are based on our best current assumptions of the cost to prepare the properties to market, the length of the marketing periods, market rental rates, broker commissions and subtenant allowances and incentives. The actual total charges eventually recorded and the related expense savings realized are expected to differ from our current estimates as market conditions change over time.

When these additional planned actions are completed, we will have reduced our global real estate footprint by approximately 40% since 2009. With this comprehensive real estate consolidation plan and our other cost reduction efforts, we believe we can meaningfully improve our cost structure and position our firm for a stronger future.

Now, Peter, Jim and I will be pleased to answer your questions.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

AUGUST 02, 2012 / 12:00PM  GMT, AB - Q2 2012 AllianceBernstein Holding L.P. Earnings Conference Call

QUESTION AND ANSWER

Operator

(Operator Instructions) We ask that you please limit your initial questions to two in order to provide all callers an opportunity to ask questions. You are welcome to return to the queue to ask follow-up questions. Your first question comes from the line of Michael Kim. Please go ahead.

Michael Kim - Sandler O'Neill & Partners - Analyst

Hey, guys, good morning. First, do you get the sense that the institutional redemptions from your large cap core equity strategies have run their course, for the most part? And then, have you started to see any signs that demand for these strategies may be picking up a bit, or are investors still broadly avoiding large cap core equities at this point? Thanks.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman, CEO

Hi, Michael. On the institutional redemptions, I think the only thing we can say about the institutional clients that are invested with us today in the core services is that they understand the risks and returns of those strategies. That -- we made the statement in our prepared remarks that our clients are seeking a particular kind of risk from us. A particular kind of investment process in the example of value, a deep value investing process and a set of characteristics in the securities that they own, and we are delivering that.

I think that makes us feel somewhat better about the population of people that remain with us as clients, but to say that the institutional redemptions have run their course, I think is probably a little strong. I do think that we feel good about the clients we have, and we feel good about what we are delivering those clients in terms of what they expect -- the risk they expect us to take. We are not happy about the performance, and it's -- the markets are difficult. I don't think anybody is missing that point.

On the demand for the strategies, I think the demand for the strategy that is interesting is what we see in some of the newer strategies that we have built on the back of our research insights in value and in growth. And there is demand for that, particularly these low-vol equity strategies that have value characteristics or stability equity strategies that have both value and in some cases, growth characteristics, where clients are demanding those services and we are seeing positive flows. Whether we will see increased demand in traditional deep value strategies, I think that time will come, but it's not here today.

Michael Kim - Sandler O'Neill & Partners - Analyst

Got it, that's helpful. And then just on the expense side, you've outsourced the Transfer Agency business, you continue to be proactive in terms of your occupancy footprint. But are there maybe other areas that you think you could further streamline the infrastructure, and then how do you balance that against maybe getting a bit more aggressive on the marketing front to leverage some of your momentum?

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Michael, it's Jim. I would say that we are continually reviewing all aspects of our cost structure. We are making progress quarter by quarter. We expect to make additional progress going forward. None of us are happy with margins in the mid- to high-teens, and we are going to continue to work extremely hard to make improvements there, and I would just encourage you to watch what we accomplish over time.

In terms of investments on the marketing front, we will also continue to invest there. We are very focused on growing from where we are today, and as you said, we are going to do that prudently to make sure that we are balancing near-term results with longer term opportunities.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay, great. Thanks for taking my questions.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

AUGUST 02, 2012 / 12:00PM  GMT, AB - Q2 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Operator

Your next question comes from the line of Cynthia Mayer. Please go ahead.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Hi, good morning. I'm wondering if you could give a little color on Private Client, because the redemptions picked up and the sales fell off. And this is a channel which is usually considered sticky in the industry and the low-vol looks like it has had success. Could you give us some color on whether this reflects FAs leaving, as opposed to ordinary redemptions and what the trend is there?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman, CEO

Sure. I think that there are two things going on in Private Client that are challenging in this quarter. One is the gross sales are materially lower than they have historically been. It's hard to put your finger on exactly why that has taken place, but the turbulence of the markets didn't help, the protracted challenge performance in the core services was not helpful.

One of the reasons why we are so focused on having rolled out successfully strategic equities is, it provides our clients with a broader, more diversified investment experience, continuing to expose clients to the concentrated risk in value and growth. We think that that will help us in gross sales going forward.

Some of the weakness in redemptions, i.e., increased redemptions, does come from FA departures. To predict what that will look like for the balance year is as hard as telling you what is going to happen with redemptions and gross sales. But in the recent past, the people leaving the firm from that source has actually dropped off; but it's lumpy, as you know.

We are comfortable with Private Client from the point of view of the new opportunities that we are providing to our clients, which we have listed out numerous times, but DAA, strategic equities, alternatives, and our wealth strategies platform, and how we actually articulate to our clients how they should invest over time, protect their wealth and build their family net worth, that continues to resonate and continues to be unique. And I think that is the path on which we will go forward.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay.  And then maybe a quick one on the 10% reduction in head count. Is any of that due to the outsourcing to State Street or would the outsourcing add to that?

John Weisenseel - AllianceBernstein Holding L.P. - CFO

 No, this is John. The outsourcing, that is exclusive of the outsourcing. So, we are down 10% across the firm year-to-date.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman, CEO

 Cynthia, I think on the head count, we have said that we will continue to manage our head count consistent with our Business, and we have done just that.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Great, thank you very much.

Operator

Your next question comes from the line of Matt Kelley. Please go ahead.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

AUGUST 02, 2012 / 12:00PM  GMT, AB - Q2 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Matt Kelley - Morgan Stanley - Analyst

Good morning, guys. Thanks for taking my question. I wanted to ask about your long-term operating margin goals. There are a bunch of moving pieces this quarter, so I'm hoping on the revenue side, can you help us understand the Vanguard impact to your July AUM, as well as fees? I know you said, immaterial, but if you could provide a little bit of context on that. Then on the expense side, what your outlook might be for the timing of when you think you could sublease your building?

I know that's hard to predict, but if you can give us some sense as to what you think demand for that, as well, that would be helpful. And those things together, what do you think is a realistic long-term operating margin goal for you guys at this point?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman, CEO

Great questions, Matt. So, I am going to give you the answers. Number one, as Jim said, we are not happy with mid-teens to high-teens margins, we want to do better. We will do better, that is our objective. We are not going to give you a number, haven't in the past, probably won't today.

Secondly, with regard to Vanguard, you will have a chance to read the 10-Q, all of the details are in there. Just let me reiterate again, it is not material to revenues or income. Thirdly, on -- Trying to remember your last point was. On the leasing is -- Leasing, yes.

John Weisenseel - AllianceBernstein Holding L.P. - CFO

The question regarding the leasing of the properties, again, there is a lot here because we have to vacate the property, prepare them to market and then at that point, we can take the write-off, then the savings follows subsequent to that. At this juncture, as we said, we are going to start to pull the trigger on this in the third quarter. The bulk of the charges will hit this year, some charges will flow over into next year, then the savings will result from there.

Other than that, at this juncture, we really can't give you better guidance, as far as when the savings will actually flow through the P&L, but we would expect to -- when we get on the next quarter call, to give you more guidance in that regard as we would have pulled the trigger on some of the property at that point.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman, CEO

The only other thing that I would add to John's comment is that we have been active in the sublease market in the areas of which we exist. We have subleased space over the last 18 months. We think we understand where the market is, and what the time it will take, and the incentives required to get tenants into the space. I don't think in the New York Metropolitan area, I'm not saying anything earth shattering, there is no enormous growth opportunities in sublease activity. In London, it's probably a little stronger. And those are the two major markets that we are operating in.

Matt Kelley - Morgan Stanley - Analyst

Okay, great. That's helpful. And then one follow-up from me, if you guys could just kind of detail what you think are your -- what is your plan for the alternatives platform? Obviously, that is an area where we see a lot of structural growth in the industry, so, where do you think you have a strong presence? Where can you get even bigger? How much are your institutional clients asking for at this point?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman, CEO

I hate to do what is conventional with questions asked to start at the end, but I will this time. Institutional clients are absolutely having broad discussions with us about how do they allocate their capital in manners in which they can diversify their risks and effectively manage their exposure to market factors more effectively than they have in the past. The word, Alternative Managers, really is focused on attempting to satisfy that objective. How do you better manage the risks that you're exposed to around the globe, and protect an objective of an investment performance or return number that you are aspiring to achieve.

I don't think there is a significant institutional client that we are talking to where we are not having a discussion with them about that issue, and about what different innovative investment services we can provide them that can help them reach that goal. So, alternatives doesn't just mean hedge funds, per say, or some structured transaction. It also means completely different long-only services, which we have talked about now for two quarters, and we will continue to talk about.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

AUGUST 02, 2012 / 12:00PM  GMT, AB - Q2 2012 AllianceBernstein Holding L.P. Earnings Conference Call

So, I definitely think that institutional clients are investigating pretty carefully how they take advantage of these newer investment services that actually expose them to different factors in different market conditions, and provide different return sequences to the traditional investment process. That is point one.

What we intend to do to service that, is to look to our core strengths, our core research capabilities, the core investment processes that we have developed over time. On the back of those core services, we intend to provide alternative investment opportunities. We have done just that.

So, let's just start with DAA, for example. DAA was developed on the back of our already robust research activities in fixed income, in currency, in equities and our economic and quantitative capabilities. That was an investment process that was built on all of those skills, and then we created a set of investment services that effectively sit on top of that activity.

Low-vol, that is built on the basis of our quantitative insights and fundamental research insights in the value equity space, another example of an extension into that space. There are hedge fund activities in both fixed income and equities, traditional long/short, for example, and macro and relative value activities in fixed income that are built specifically on our quantitative research and fundamental research in those spaces. We will continue to build out those activities and populate those services with assets overtime in ways that effectively meet our clients' demands.

We are careful of our capacity, I don't think this is something where we were looking to just add assets. We are trying to find clients that actually understand the risks that we are managing, are comfortable with those risks and can allocate appropriate capital. We will build it over time; it's not going to grow immediately. But it has had very constant and consistent growth across a number of different investment client channels.

Matt Kelley - Morgan Stanley - Analyst

Thank you very much for taking my questions.

Operator

(Operator Instructions)

Your next question comes from the line of Bill Katz. Please go ahead.

Steve Fullerton - Citigroup - Analyst

Hi, this is Steve Fullerton filling in for Bill Katz. With speaking about the pipeline and how fixed income has been a driver, can you provide some further detail and how we should look going forward, if this will continue to be the driver?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman, CEO

I think we gave you a fair bit of information in the deck on the major constituent pieces of the pipeline, and what we are seeing today in what is populating that pipeline. Predicting what will be going forward is, of course, a challenge. I don't really see a material change in the next six months from what that pipeline looks like, other than it will probably diversify a bit reflecting some of these newer equity services that we have talked about. And we probably will see some additional emerging market debt in the pipeline over time. And then I think it's lumpy when you talk about defined contribution because we win these CRS mandates or SRS mandates, and they are very big, and that they affect the pipeline idiosyncratically when they occur.

Steve Fullerton - Citigroup - Analyst

Okay, great. And then for Private Client, if we were to see a risk-on environment, how well-positioned would Private Client be to that environment?

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

AUGUST 02, 2012 / 12:00PM  GMT, AB - Q2 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Peter Kraus - AllianceBernstein Holding L.P. - Chairman, CEO

We think that we have done two things in Private Client. One, by diversifying the sources of alpha, we have been able to take more risk in each of the sleeves. I went through the example of the concentration in the equity portfolios, where that concentration in a risk-on environment, we think will provide very attractive returns. We also think, though, in a risk-off environment and the volatility that we have seen in these environments, that having low-vol and select equity, core equity kind of exposure will appropriately mitigate that downside.

We have viewed these investment strategies over time, and they, in those projections in both back testing and actual results, they produce a return that is equivalent, and in some instances, better than the historical, more concentrated in one or two strategy equity portfolios have in the past. So, we believe and we have talked with our clients about this, that over time, they are likely to experience a very attractive return for the risks that they are getting in the portfolios. Will it be as volatile? We hope not. We have actually built it to be less so.

Steve Fullerton - Citigroup - Analyst

Okay, thanks for taking my questions.

Operator

Your next question is from the line of Mark Irizarry. Please go ahead.

Marc Irizarry - Goldman Sachs - Analyst

Great, thanks. Peter, you talked -- it sounded like the commentary on, are we out of the woods in institutional outflows and equities that maybe that it's maybe a little early to tell. If you look at the -- is there any sort of mandates that you think are at risk on the equity side?

And then on the other side of the equation, if you lose some of those equity assets, how is your ability to capture those assets in other services? Or is it more on the institutional side, a replacement of equity managers, rather than a reallocation to other services where maybe you can pick up some of the lost business?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman, CEO

So, going to redemptions, I want to be conservative with you all, and not say that we have lost a lot of equity assets in institutions. We remain committed to the clients that we have and the clients remain committed to us, and we feel very good about them. And we think that the redemptions going forward will continue to get smaller and continue to be less and less, and we feel pretty good about it. I don't want to be aggressive on that point.

You can make the argument that that's all logical, and it is logical. But if we have two more years of very challenged performance and six years of a negative cycle in value, I'm not sure that is going to be the case. We don't know what the length of this cycle is, but we already are almost a four-year long value cycle that has been in reverse, if you will. And the further and further that cycle is extended, the more and more likely it reverts.

That has -- that certainly is not just a history, but the logic of it. If you think about value investing in stocks for companies that are trading at below book value or below their normalized price earnings ratio, and companies continue to buy stock back, and they continue to drive the value cheaper and cheaper, at some point, it changes.

At some point, investors say this really did get too cheap, I am going to start buying it. We don't know when that is going to occur. But we do know that the clients that are committed to us are committed to that exposure. We do know that we provide that exposure to our clients in a very disciplined manner, in a very consistent manner. We do know that when the performance is good, when the environment is strong, we materially outperform.

That happened in the first quarter of 2012, it happened in the first quarter of 2011, it happened in the first quarter of 2010, and I hate the fact that it happened in the first quarter of every one of the last three years, but the facts are that it did happen. So we think that our clients understand that, and that makes us feel much better about the commitment of them to us at this time.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

AUGUST 02, 2012 / 12:00PM  GMT, AB - Q2 2012 AllianceBernstein Holding L.P. Earnings Conference Call

But to predict that that is going to remain, and no one will change their point of view on the risks that they are taking, that is too difficult to do, and so I won't. Having said that, I do think that the conversations we are having, I mentioned that the RFP activity is up substantially, and I mentioned the pipeline at $11.3 billion. Those indicators are much stronger indicators or much stronger facts than we have seen in frankly, the last three years, and they aren't by happenstance.

We have changed and built a lot of new opportunities for our clients, and we built them on the same foundations, same research foundations, same research, same investment personnel that we have had for long periods of time. So, that, I think, should constitute some confidence that our clients are expressing in us, in our ability to produce investment performance for services that they want.

It's crystal clear that a client who invests with us in one service is more likely to invest with us in other services. As we are penetrating more and more clients, that feeds on itself. It feeds on itself in the institutional channel, it feeds on itself with clients, it feeds on itself with consultants, and those things are, I would say, reflecting positive momentum today.

Marc Irizarry - Goldman Sachs - Analyst

Okay, that's great. And then the Retail flow momentum looks like it continued here in the second quarter, any view so far third quarter on retail fund flows for you guys?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman, CEO

I don't have any material information that would be useful for the third quarter. I do think what is important in retail is you now had successive of quarter-to-quarter growth in Retail. We know in Retail that it's sort of a really big ocean liner, but when it gets going, it tends to have momentum to it, and I think we are beginning to see that momentum.

July AUM comes out next week; you will have a little more visibility when that number comes out, but it's only one month, and we like to look at it quarter-over-quarter. But I do think you have now had two successive quarters of attractive growth in Retail. And as I say, I think, you know the Retail business, when you penetrate these platforms, these large platforms with services that begin to get traction, then those wholesale distribution systems and FAs tend to buy more and more of the same platform. That is a good thing for us.

Marc Irizarry - Goldman Sachs - Analyst

Okay, great, thanks.

Operator

Your next question is a follow-up from Michael Kim. Please go ahead.

Michael Kim - Sandler O'Neill & Partners - Analyst

Hey, guys, just a couple of quick follow-ups. Focusing on the retail channel, I know the redemptions were down pretty meaningfully this quarter, but given the fact that it seems like a meaningful chunk of your sales are coming from -- or coming into newer products, is there a risk that you might see? A redemption rate tick-up down the road, as the products vintage, or do you think ongoing product innovation works as an offset to that dynamic?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman, CEO

Well, there is always a risk, Michael. Let me try to characterize the new products slightly differently. So in other words, if they were new products, i.e., very strong performance, hot dot kind of things, I think you could argue that fads change, people change. I think that the growth for us in Retail is quite diversified, it's crossed a number of geographies, a number of products, a number of actually stable products, products that have been around for a while. And there have been some new ones in fixed income, like High Yield Muni and there has been some traditional ones in fixed income, like American Income.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

AUGUST 02, 2012 / 12:00PM  GMT, AB - Q2 2012 AllianceBernstein Holding L.P. Earnings Conference Call

There has been growth in Asia ex-Japan, in equities, and that is a product category that Asia likes. So I -- there is always a risk that you get a material change in the underlying investors moving away from a new service, but I don't think that is an elevated risk for us. There is -- the more significant risk is a material change in the macroeconomic environment. We saw in the third quarter of last year, when the euro risks were elevated, and there was concern about credit, material outflows in the Retail side of the fixed income business. And that is certainly possible; that is where I think the bigger risk is.

Michael Kim - Sandler O'Neill & Partners - Analyst

Got it. And then just quickly, can you just give us an update on the residual outflows related to the AXA dispositions, I think maybe, a couple billion got pushed out a bit. Any color there?

John Weisenseel - AllianceBernstein Holding L.P. - CFO

They were -- definitely did not happen this quarter. And they have been pushed out for the foreseeable future, and potentially, they may not be as large as what we originally had expected last quarter.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay, great. Thanks for taking my questions.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman, CEO

Thank you, Michael.

Operator

There are no further questions at this time. I turn the call back over to Andrea Prochniak.

Andrea Prochniak - Alliancebernstein Holding LP - Director, IR

 Thanks, everyone for participating in the call. I will be available all day if you have any follow-up. Thank you.

Operator

This concludes today's conference call. You may now disconnect.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

AUGUST 02, 2012 / 12:00PM  GMT, AB - Q2 2012 AllianceBernstein Holding L.P. Earnings Conference Call

DISCLAIMER
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2012 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2012 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.